EXCHANGE AGREEMENT
For the Exchange of
SEACOR Marine Holdings Inc. 3.75% Convertible Senior Notes due 2022
for
the Common Stock, par value $0.01 per share, of SEACOR Holdings Inc.

Dated as of November 30, 2015
by and among
SEACOR MARINE HOLDINGS INC.,
as Company,
SEACOR HOLDINGS INC.,
as Parent

and

THE PURCHASERS IDENTIFIED ON THE SIGNATURE PAGES HERETO

i

ii

EXCHANGE AGREEMENT
This EXCHANGE AGREEMENT is entered into as of November 30, 2015, by and among SEACOR MARINE HOLDINGS INC. (the “Company”), a Delaware corporation, SEACOR HOLDINGS INC. (the “Parent”), a Delaware corporation, and the Purchasers listed on the signature pages hereto.
PRELIMINARY STATEMENTS
WHEREAS, on December 1, 2015, the Company will issue $175,000,000 in aggregate principal amount of its 3.75% Convertible Senior Notes due 2022 (the “Notes”).
WHEREAS, under certain circumstances as more fully described in this Agreement and the Convertible Senior Note Purchase Agreement between the Company and the Purchasers dated as of the date hereof (the “Note Purchase Agreement”), the Holders of the Notes will be entitled to exchange their Notes for Parent Common Stock.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
Definitions and Accounting Terms
Section 1.01    Defined Terms. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement and of any amendment hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
2    “Agreement” means this Exchange Agreement and all Exhibits, Schedules and Annexes attached hereto.
3     “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

4    “Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity but excluding any debt securities convertible into such equity.
5    “Clause A Distribution” shall have the meaning specified in Section 5.03(c).
6    “Clause B Distribution” shall have the meaning specified in Section 5.03(c).
7    “Clause C Distribution” shall have the meaning specified in Section 5.03(c).
8    “close of business” means 5:00 p.m. (New York City time).
9    “Closing Date” means December 1, 2015.
10    “Commission” means the U.S. Securities and Exchange Commission.
11    “Company” shall have the meaning specified in the first paragraph of this Agreement, and, subject to the terms of the Note Purchase Agreement, shall include its successors and assigns.
12     “Company Spin-Off” means the proposed Spin-Off of the Company to the shareholders of the Parent.
“Company’s Office” shall mean the office of the Company located at: 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316. The Company may at any time, by notice to each holder of a Note, change the Company’s Office, so long as it is located in the United States.

13    “Defaulted Amounts” means any amounts on any Note (including, without limitation, the Redemption Price, the Fundamental Change Repurchase Price, Specified Date Repurchase Price, principal and interest) that are payable but are not paid when due.
14    “Distributed Property” shall have the meaning specified in Section 5.03(c).
15    “Effective Date” means the Business Day the relevant share split or share combination becomes effective.
16    “Ex-Dividend Date” means the first date on which shares of the Parent Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Parent or, if applicable, from the seller of Parent Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
17    “Exchange” shall have the meaning specified in Section 2.01(a).
18    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
19    “Exchange Date” shall have the meaning specified in Section 5.02(d).
20    “Exchange Obligation” shall have the meaning specified in Section 5.01.

21    “Exchange Rate” shall have the meaning specified in Section 5.01.
22    “Exchange Trigger” shall have the meaning specified in Section 2.01(a).
23    “Environmental Laws” shall have the meaning specified in Section 3.01(j).
24    “Form of Note” shall mean the “Form of Note” attached as Exhibit A to the Note Purchase Agreement.
25    “Form of Notice of Exchange” shall mean the “Form of Notice of Exchange” attached as Attachment 2 to the Form of Note attached as Exhibit A to the Note Purchase Agreement.
26    “Fundamental Change Repurchase Notice” means the notice delivered to the Company by a Holder in the form set forth in Attachment 3 to the Form of Note attached to Note Purchase Agreement as Exhibit A.
27    “Fundamental Change Repurchase Price” means the price the Company will pay to repurchase Notes at the option of Holders pursuant to Section 10.05 of the Note Purchase Agreement.
28    “GAAP” shall have meaning set forth in Section 1.02.
29    “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
30    “Holder” as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), shall mean any Person in whose name at the time a particular Note is registered on the Note Register.
31    “Intellectual Property Rights” shall have the meaning specified in Section 3.01(l).
32    “Interest Payment Date” means each June 15 and December 15 of each year, beginning on June 15, 2016.
33    “Investment Company Act” shall have the meaning specified in Section 3.01(k).
34    “Jones Act” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapter 551, and any successor or replacement statutes thereto, and the regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.
35     “Last Reported Sale Price” of the Parent Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Parent Common Stock is traded. If the Parent Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Parent Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Parent Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Parent Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose, provided, that if such prices cannot reasonably be obtained from three such investment banking firms, but are obtained from two such investment banking firms, then the “Last Reported Sale Price” will be the average of the mid-points of such bid and ask prices from those two investment banking firms and if such prices can reasonably be obtained from only one such investment banking firm then the “Last Reported Sale Price” will be the mid-points of such bid and ask prices from that investment banking firm. Any such determination will be conclusive absent manifest error.
36    “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
37    “Market Disruption Event” means, if the Parent Common Stock is listed for trading on The New York Stock Exchange or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Parent Common Stock or in any options, contracts or futures contracts relating to the Parent Common Stock.
38    “Material Adverse Effect” shall have the meaning specified in Section 3.01(a).
39    “Maturity Date” means December 1, 2022.
40    “Merger Event” shall have the meaning specified in Section 5.04(a).
41    “Money Laundering Laws” shall have the meaning specified in Section 3.01(n).
42    “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.
43     “Note” or “Notes” shall have the meaning specified in the preliminary statements hereto.
44    “Note Purchase Agreement” shall have the meaning specified in the preliminary statements hereto.
45    “Note Register” means the register maintained in the Company’s Office in which, subject to reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable time.
46    “Notice of Exchange” shall have the meaning specified in Section 5.02(a).
47    “OFAC” shall have the meaning specified in Section 3.01(o).

48    “Officer” means, with respect to any Person, the Chairman of the board of directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Secretary, any Director of the Company or any Vice President (whether or not designated by a number or word or words added before or after the title “Vice President”).
49    “Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers of such Person.
50    “open of business” means 9:00 a.m. (New York City time).
51    “Operative Documents” means this Agreement, the Notes, the Parent Registration Rights Agreement, the Parent Warrants, and the Note Purchase Agreement.
52     “Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
53    “outstanding,” when used with reference to Notes, shall mean, as of any particular time, all Notes offered under the Note Purchase Agreement, except:
53(a)    Notes theretofore cancelled by the Company or accepted by the Company for cancellation;
53(b)    Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been set aside and segregated by the Company, in each case, in accordance with the Note Purchase Agreement;
53(c)    Notes converted pursuant to the Note Purchase Agreement; and
53(d)    Notes exchanged pursuant to Article 5.
54    “Parent” shall have the meaning specified in the first paragraph of this Agreement.
55    “Parent Board” means the board of directors of the Parent or a committee thereof duly authorized to act on behalf of such board.
56    “Parent Common Stock” means the common stock, par value $0.01, of the Parent.
57    “Parent Company Event” means any share dividend or other distribution, rights offering, unification of capital, stock split or reduction in capital by Parent, the record date or Ex-Dividend Date for which is a date on which the New York Stock Exchange rules would prohibit exchange of Notes or any portion thereof.
58    “Parent Transfer Agent” means, at all times, the Person appointed as transfer agent by the Parent, in its sole discretion, for the Parent Common Stock.

“Parent’s Office” shall mean the office of the Parent located at: 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316. The Parent may at any time, by notice to each holder of a Note, change the Parent’s Office, so long as it is located in the United States.

59    “Parent Registration Rights Agreement” means the registration rights agreement, dated as of the date hereof, between the Parent and the Purchasers.
60     “Parent Warrants” means the warrants to purchase Parent Common Stock substantially in the form of Exhibit A hereto.
61    “Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.
62     “Purchaser” means each entity identified as a purchaser in the signature pages hereto.
63     “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Parent Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Parent Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Parent Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Parent Board, by statute, by contract or otherwise).
64    “Redemption Date” shall have the meaning specified the Note Purchase Agreement.
65    “Redemption Price” means the price the Company will pay to repurchase Notes at the option of Holders pursuant to Section 10.01 of the Note Purchase Agreement.
66     “Reference Property” shall have the meaning specified in Section 5.04(a).
67    “Regular Interest Record Date,” with respect to any Interest Payment Date, shall mean the June 10 or December 10 (whether or not such day is a Business Day) immediately preceding the applicable June 15 or December 15 Interest Payment Date, respectively.
68     “Rule 144” means Rule 144 as promulgated under the Securities Act.
69    “Rule 144A” means Rule 144A as promulgated under the Securities Act.
70    “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Parent Common Stock is listed or admitted for trading. If the Parent Common Stock is not listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
71    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

72    “Significant Subsidiary” means a Subsidiary of the Company or Parent, as applicable, that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.
73    “Specified Date Repurchase Notice” shall have the meaning specified in the Note Purchase Agreement.
74    “Specified Date Repurchase Price” shall have the meaning specified in the Note Purchase Agreement.
75    “Spin-Off” shall have the meaning specified in Section 5.03(c).
76     “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
77    “Trading Day” means a Scheduled Trading Day on which (i) there is no Market Disruption Event, and (ii) trading in the Parent Common Stock generally occurs on The New York Stock Exchange or, if the Parent Common Stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Parent Common Stock is then listed or, if the Parent Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Parent Common Stock is then listed or admitted for trading. If the Parent Common Stock is not so listed or traded, “Trading Day” means a “Business Day.”
78    “Trigger Event” shall have the meaning specified in Section 5.03(c).
79    “Undelivered Shares” shall have the meaning specified in Section 5.06.
80    “unit of Reference Property” shall have the meaning specified in Section 5.04(a).
81    “U.S. Citizen” means a person who is a “citizen of the United States” within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.
82    “U.S. Coastwise Trade” means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551, as amended or supplemented from time to time.
83     “Valuation Period” shall have the meaning specified in Section 5.03(c).
Section 1.02    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, U.S. generally accepted accounting principles (“GAAP”), except as otherwise specifically prescribed herein. Unless the context indicates otherwise, any reference to a “fiscal year” or a “fiscal quarter” shall refer to a fiscal year or fiscal quarter of the Company.
Section 1.03    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted thereby; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.04    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
ARTICLE II
Exchange of the Notes
Section 2.01    Exchange by the Holders.
(a)    Subject to the terms and conditions set forth herein and in the Note Purchase Agreement, Holders may elect to exchange the principal amount of their outstanding Notes, in whole or in part, into shares of Parent Common Stock (subject to Section 5.06) (“Exchange”) at the applicable Exchange Rate (including any adjustments pursuant to Article 5) beginning upon the earlier of (each, an “Exchange Trigger”):
(i)    the date that is the second anniversary of the issuance of the Notes, if, and only if, the Company Spin-Off has not been consummated as of such date; and
(ii)    the date on which the Company represents in excess of 75% of the consolidated book value of the Parent’s assets as determined in accordance with GAAP;
provided, however, that any right to Exchange the Notes for Parent Common Stock pursuant to this Agreement shall terminate automatically upon consummation of a Company Spin-Off.
Notwithstanding the preceding paragraph, if prior to consummation of the Company Spin-Off, the Company calls any or all of the Notes for Optional Redemption pursuant to Section 10.01(b), Holders may elect to Exchange the Notes that have been so called for redemption in accordance with this Agreement at any time from, and including, the date of the related Redemption Notice until the close of business on the second Trading Day immediately preceding the Redemption Date. After that time, the right to exchange such Notes shall expire, unless the Company defaults in the payment of the Redemption Price, in which case a Holder of Notes may exchange such Notes until the Redemption Price has been paid or duly provided for.
(b)    Each of the Company and Parent shall notify the Holders in writing as promptly as practicable, and in any event within three Business Days of knowledge of such, if the conditions to the Exchange Trigger contemplated by Section 2(a)(ii) have been satisfied.
ARTICLE III
Representations and Warranties

Section 3.01    Representations and Warranties of the Parent. The Parent represents and warrants each of the following to the Purchasers on and as of the Closing Date:
(a)    The Parent has been duly incorporated and validly exists as a corporation under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business. The Parent has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification (if the concept of good standing is recognized in such other jurisdiction), except where the failure to be so qualified would not be reasonably likely to have a material adverse effect on the general affairs, prospects, management, financial position, stockholder’s equity or results of operations of the Parent and its subsidiaries, taken as a whole, would not impair the ability of the Parent to consummate the transactions or perform its obligations contemplated herein or in any of the Operative Documents (a “Material Adverse Effect”). Each Significant Subsidiary has been duly incorporated or organized, as the case may be, and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be (if the concept of good standing is recognized in such Significant Subsidiary’s jurisdiction of incorporation or organization), with power and authority to own its properties and conduct its business. Each Significant Subsidiary has been duly qualified as a foreign corporation (or other entity) for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification (if the concept of good standing is recognized in such other jurisdiction), except where the failure to be so qualified would not have a Material Adverse Effect.
(b)    The Parent has full right, power and authority to authorize, execute and deliver this Agreement and the other Operative Documents to which it is a party and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of this Agreement, the Note Purchase Agreement, the Parent Warrants and the Parent Registration Rights Agreement and the consummation of the transactions contemplated thereby has been duly and validly taken.
(c)    Neither the Parent nor any of its Significant Subsidiaries is (i) in violation of its Organization Documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries is bound or to which any of the property or assets of the Parent or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court, conflict, breach, or Governmental Authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
(d)    The execution, delivery and performance by the Parent of each of the Operative Documents to which it is a party, the issuance, sale of the Parent Common Stock or Parent Warrants upon Exchange, and compliance by the Parent with the terms thereof and the consummation of the transactions contemplated by this Agreement, the Note Purchase Agreement, the Parent Warrant and the Parent Registration Rights Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Parent or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries is bound or to which any of the property or assets of the Parent or any of its subsidiaries is subject, (ii) result in any violation of the any law or statute or any judgment, order, rule or regulation of any court or arbitrator or Governmental Authority or (iii) violate the Organization Documents of the Parent or any Subsidiaries, except, in the case of clauses (i) and (ii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.
(e)    No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or Governmental Authority is required for the execution, delivery and performance by the Parent of this Agreement, the Parent Warrant Agreement, the Parent Warrants or the Parent Registration Rights Agreement, the exchange of the Notes and compliance by the Parent with the terms hereof and the consummation of the transactions contemplated by this Agreement, the Parent Warrants and the Parent Registration Rights Agreement, except (i) for such consents that have already been obtained (ii) for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws, (iii) for any filing the Company or Parent is required to make under the Exchange Act on Form 8-K or registration statements under the Securities Act pursuant to the Parent Registration Rights Agreement or Company Registration Rights Agreement and (iv) to the extent the failure to obtain would not be reasonably likely to have a Material Adverse Effect.
(f)    The Parent and its subsidiaries hold all licenses, consents and approvals required by, and are in compliance with, all regulations of state, federal and foreign governmental authorities that regulate the conduct of the business of the Parent and its subsidiaries, except where the failure to hold any such license, consent or approval or to be in compliance with any such regulation would not have a Material Adverse Effect.
(g)    The Operative Documents to which the Parent is a party have been duly executed and delivered by the Parent. The Operative Documents to which the Parent is a party constitute legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(h)    There are no legal or governmental proceedings pending to which the Parent or any of its Subsidiaries is a party or of which any property of the Parent or any of its subsidiaries is the subject which, could reasonably be expected to individually or in the aggregate have a Material Adverse Effect; and, to the best of the Parent’s knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others.
(i)    Except as would not be reasonably likely to have a Material Adverse Effect, the Parent and its Significant Subsidiaries have good title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and the Parent and its Significant Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.
(j)    Neither the Parent nor any of its Subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Parent is not aware of any pending investigation that might lead to such a claim.
(k)    The Parent is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, will not be an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).
(l)    The Parent and its Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, except to the extent the failure to own, possess or have the ability to acquire would not have a Material Adverse Effect, and have not received any notice of infringement of, or conflict with, asserted rights of others with respect to any Intellectual Property Rights that could reasonably be expected to have individually or in the aggregate have a Material Adverse Effect.
(m)    Neither the Parent nor any of its Subsidiaries nor, to the best knowledge of the Parent, any director, officer, agent, employee or other person associated with or acting on behalf of the Parent or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(n)    The operations of the Parent and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.
(o)    None of the Parent, any of its Subsidiaries or, to the knowledge of the Parent, any director, officer, agent, employee or affiliate of the Parent or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Parent will not, directly or indirectly, use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(p)    Except as pursuant to the Company Registration Rights Agreement, the Parent has not entered into or approved any agreement to register the debt or equity securities of the Company under the Securities Act.
(q)    The Parent has an authorized equity capitalization as set forth in filings with the Commission. The Parent Common Stock to be issued upon an Exchange or the exercise of a Parent Warrant has been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of this Agreement, the Note Purchase Agreement and the Parent Warrant, will be duly and validly issued, fully paid and non-assessable, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, and all the outstanding shares of capital stock or other equity interests of each Significant Subsidiary of the Parent have been duly and validly authorized and issued, are fully paid and non-assessable and, except as would not result in a Material Adverse Effect, are owned, directly or indirectly by the Parent, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.
(r)    The Parent is a U.S. Citizen and is qualified to engage in the U.S. Coastwise Trade; the Exchange of the Notes into shares of Parent Common Stock by the Parent and the compliance by the Parent with all of the provisions of this Agreement and the consummation of the transactions herein contemplated (subject to compliance with the restrictions in Section 5.06 hereof and in the Parent’s Organizational Documents on ownership of shares of Parent Common Stock by Non-U.S. Citizens) will not cause the Parent to cease to be a U.S. Citizen or cause the Parent to cease to be qualified to engage in the U.S. Coastwise Trade.
(s)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions and for which adequate reserves have been provided in accordance with GAAP.
(t)    Neither the Parent nor any of its Significant Subsidiaries has sustained since September 30, 2015 any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree and, since such date there has not been any material change in the capital stock or long-term debt of the Parent or any of its Subsidiaries (other than due to the execution of this Agreement and the Note Purchase Agreement and the issuance of the Notes) or any material adverse change in or affecting the general affairs, prospects, management, financial position or results of operations of the Parent and its Subsidiaries, taken as a whole, and there has been no dividend or distribution of any kind declared, paid or made by the Parent on any class of its capital stock.
(u)    The Parent and its Subsidiaries maintain a system “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and have been designed by, or under the supervision of, the Parent’s principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Parent’s internal controls.
(v)    Since the date of the latest audited financial statements, there has been no change in the Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Parent’s internal control over financial reporting. There is and has been no failure on the part of the Parent or any of the Parent’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
(w)    The Parent and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure. The Parent and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
Section 3.02    Purchasers’ Representations.
(a)    Each Purchaser represents, agrees and acknowledges, for itself, that it:
(1)    is knowledgeable, sophisticated and experienced in business and financial matters;
(2)    has previously invested in securities similar to the Parent Common Stock and Parent Warrant and fully understands the limitations on transfer described in Section 3.02(b);
(3)    is able to bear the economic risk of its investment in the Parent Common Stock and Parent Warrants issuable upon Exchange and is currently able to afford the complete loss of such investment;
(4)    is an “accredited investor” as defined in Regulation D promulgated under the Securities Act and was not formed for the specific purpose of investing in the Notes or any subsequent exchange into the Parent Common Stock or Parent Warrant;
(5)    did not employ any broker or finder in connection with the transactions contemplated in this Agreement or the Note Purchase Agreement;
(6)    understands that:
(A)    neither the Parent Common Stock nor the Parent Warrant that may be issued pursuant to this Agreement has been registered under the Securities Act and if issued, will be issued by the Parent in transactions exempt from the registration requirements of the Securities Act;
(B)    neither the Parent Common Stock nor the Parent Warrant that may be issued in Exchange for the Notes may be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act, subject to the terms relating to the restriction on sales in this Agreement, the Parent Warrant and the Parent Registration Rights Agreement; and
(C)    even if registered, no market for the Parent Warrants may develop;

(7)    further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales of Parent Common Stock only in limited amounts and may not be available for the Parent Warrants;
(8)    without limiting any representation or warranty of the Parent contained in Article 3, has been provided with certain information and analysis regarding the Company, the Parent and their respective Subsidiaries and the Parent Common Stock, but that such information may have been incomplete and such Purchaser has not requested any Person to provide it with all information available;
(9)    has had access to all information it believes is necessary, sufficient or appropriate in connection with any investment in the Notes, the Parent Common Stock and the Parent Warrants, has made an independent decision to purchase the Notes based on information concerning the business and financial condition of the Company, the Parent and their respective Subsidiaries, and other information available to it, which it has determined is adequate for that purpose; and
(10)    has not relied on any investigation that any person other than itself and its representatives, may have conducted with respect to the Company, the Parent or any of their respective Subsidiaries or the Parent Common Stock and it has made its own investment decision regarding the Parent Common Stock based on its own knowledge (and information it may have or which is publicly available) with respect to the Company, the Parent, their respective Subsidiaries and the Notes.
(b)    Any stock certificate representing Parent Common Stock issued upon exchange of a Note shall bear a legend in substantially the following form (unless such Parent Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, and in all such cases are not held by an Affiliate of the Parent):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(1)    REPRESENTS THAT IT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF REGULATION D AS PROMULGATED UNDER THE SECURITIES ACT, AND
(2)    AGREES FOR THE BENEFIT OF SEACOR HOLDINGS INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN EXCEPT:
(A)    TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B)    PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)    PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER, THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
Any such Parent Common Stock (i) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (ii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such shares of Parent Common Stock for exchange in accordance with the procedures of the Parent Transfer Agent, be exchanged for a new certificate or certificates for a like aggregate number of shares of Parent Common Stock, which shall not bear the restrictive legend required by this Section 3.02(b) if such Parent Common Stock is not held by an Affiliate of the Parent.
Any certificate representing Parent Warrants issued upon exchange of a Note shall bear a legend in substantially the following form (unless such Parent Warrant has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer and are not held by an Affiliate of the Parent):
THIS SECURITY AND ANY SECURITY ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(1)    REPRESENTS THAT IT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF REGULATION D AS PROMULGATED UNDER THE SECURITIES ACT, AND
(2)    AGREES FOR THE BENEFIT OF SEACOR HOLDINGS INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY AND ANY SECURITY ISSUABLE UPON EXERCISE OF THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN EXCEPT:
(D)    TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(E)    PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
(F)    PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER, THE COMPANY AND/OR THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK RESERVES THE RIGHT TO

REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
(c)    Parent Common Stock and Parent Warrants, if any, issued upon Exchange of a Note may not be resold by an Affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Parent Common Stock or Parent Warrants no longer being a “restricted security” (as defined under Rule 144 under the Securities Act). The Parent shall cause any Parent Common Stock and/or Parent Warrants that are repurchased or owned by it to be surrendered to the Parent for cancellation.
(d)    The Purchaser understands and acknowledges that the Parent Common Stock and Parent Warrants, if any, being issued upon any Exchange are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and that the Parent is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth in this Agreement in (i) concluding that the issuance and sale of the Parent Common Stock and/or Parent Warrants upon exchange will be a “private offering” and, as such, will be exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of the Purchaser to Exchange the Notes for the Parent Common Stock and/or the Parent Warrants.
(e)    The Purchasers will, and each subsequent holder will, give notice to any subsequent purchaser of the restrictions on transfer of the Parent Common Stock in this Section 3.02.
ARTICLE IV
Covenants
Section 4.01    Company Notice of Exchange. The Parent covenants and agrees that, upon any Holder’s compliance with Section 5.02, including delivery from such Holder of a valid Notice of Exchange and validly surrendering Notes to be Exchanged for Parent Common Stock, the Parent shall be obligated to provide to the Holder, upon the Exchange of any Note (or, if applicable, the Parent Warrants) necessary to satisfy its Exchange Obligation in respect of such Note:
(a)    all shares of Parent Common Stock delivered upon Exchange of the Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim;
(b)    the Company and Parent will comply with all federal and state securities laws regulating the offer and delivery of Parent Common Stock (and Parent Warrants, if any) upon Exchange of Notes, if any, and Parent shall list or cause to have quoted such shares of Parent Common Stock on each national securities exchange or in the over-the-counter market or such other market on which Parent Common Stock is then listed or quoted; and
(c)    in addition, if any shares of Parent Common Stock or Parent Warrants that would be issuable upon Exchange of Notes hereunder require registration with or approval of any governmental authority before such shares of Parent Common Stock or Parent Warrants may be issued upon such Exchange, Parent will cause such shares of Parent Common Stock or Parent Warrants to be duly registered or approved, as the case may be.
Section 4.02    Reports and Financial Statements.
(a)    The Parent shall deliver to each Holder, within 15 calendar days after it is required to file the same with the Commission (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any other applicable grace period provided by the Commission), copies of the quarterly and annual reports and of the information, documents and other reports, if any, that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Any such report, information or document that the Parent files with the Commission through the EDGAR system (or any successor thereto) will be deemed to be delivered to each Purchaser for the purposes of this Section 4.02 at the time of such filing through the EDGAR system (or such successor thereto).
(b)    At any time the Parent is not subject to Section 13 or 15(d) of the Exchange Act, the Parent will, so long as any of the shares of Parent Common Stock delivered upon Exchange of the Notes will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to each Holder and will, upon written request, provide to any Holder, beneficial owner or prospective purchaser of such Parent Common Stock the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Parent Common Stock pursuant to Rule 144A under the Securities Act.
Section 4.03    Preservation of Existence, Etc.. The Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence rights (charter and statutory) and franchises; provided, however, that the Parent shall not be required to preserve any such right or franchise if, in the judgment of the Parent, the preservation thereof is no longer desirable in the conduct of the business of the Parent.
Section 4.04    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.
Section 4.05    Compliance with Laws. The Parent shall comply in all material respects with its Organization Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.
Section 4.06    Books and Records. The Parent shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Parent.
Section 4.07    Par Value Limitation. The Parent shall not take any action that, after giving effect to any adjustment pursuant to Article 5, would result in the issuance of shares of Parent Common Stock for less than the par value of such shares of Parent Common Stock.
Section 4.08    Parent may Consolidate, Etc. on Certain Terms

(a)    The Parent shall not amalgamate or consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the properties and assets of the Parent and its Subsidiaries on a consolidated basis to another Person, unless:
(i)    the resulting, surviving or transferee Person (the “Successor Parent Company”), if not the Parent, shall be (and, if the Parent will remain a party to this Agreement after giving effect to such transaction and the requirements in respect thereof under this Agreement, is) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Parent Company (if not the Company) shall expressly assume, by an amendment to this Agreement, all of the obligations of the Parent under this Agreement and the other Operative Documents; and
(ii)    all the conditions specified in this Article 4 are met.

Upon any such amalgamation, consolidation, merger, conveyance, transfer or lease, the Successor Parent Company (if not the Parent) shall succeed to, and may exercise every right and power of the Parent under this Agreement, and the Parent shall be discharged from its obligations under this Agreement and the Notes except in the case of any such lease.

For purposes of this Section 4.08, the sale, conveyance, transfer or lease of all or substantially all of the properties of one or more Subsidiaries of the Parent to another Person, which properties and assets, if held by the Parent instead of such Subsidiaries, would constitute all or substantially all of the consolidated properties and assets of the Parent and its Subsidiaries, taken as a whole, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Parent and its Subsidiaries to another Person.
(b)    In case of any such amalgamation, consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Parent Company, by amendment, executed and delivered to the Purchasers and satisfactory in form to the Purchasers, of the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Parent, such Successor Parent Company shall succeed to and, except in the case of a lease of all or substantially all of the consolidated properties and assets of the Parent and its Subsidiaries, taken as a whole, shall be substituted for the Parent, with the same effect as if it had been named herein as the party of the first part; provided, however, that, in the case of a sale, conveyance, transfer or lease to one or more of its Subsidiaries of all or substantially all of the properties and assets of the Parent, the Notes will remain exchangeable based on the Parent Common Stock and into shares of Parent Common Stock in accordance with this Agreement, but subject to adjustment (if any) in accordance with this Agreement. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Section 4.08 the Person named as the “Parent” in the first paragraph of this Agreement (or any successor that shall thereafter have become such in the manner prescribed in this Section 4.08) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be discharged from its obligations under this Agreement, the Parent Registration Rights Agreement, and the Parent Warrants.
Section 4.09    Authorization and Issuance of Parent Stock. On or before the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the Parent will have reserved out of its authorized but unissued Parent Common Stock a sufficient number of shares of Parent Common Stock to permit delivery in respect of all outstanding Notes of the number of Parent Common Stock shares due upon Exchange and any Parent Common Stock that may be issuable in connection with exercise of the Parent Warrants.
ARTICLE V
Exchange of Notes
Section 5.01    Exchange Privilege. Subject to and upon compliance with the provisions of this Article 5 and Section 2.01, each Holder of a Note shall have the right, at such Holder’s option, to Exchange its outstanding Notes, in whole or in part, at any time and from time to time after the occurrence of an Exchange Trigger until consummation of the Company Spin-Off, at an initial exchange rate of 12.82 shares of Parent Common Stock (subject to adjustment as provided in this Article 5) (the “Exchange Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 5.02 and subject to the provisions of Section 5.06, the “Exchange Obligation”). Holders shall have no right to exchange their Notes for Parent Common Stock or Parent Warrants at any time prior to an Exchange Trigger or after a Company Spin-Off.
Section 5.02    Exchange Procedure; Settlement Upon Exchange.
(a)    Subject to Section 5.02(e), before any Holder of a Note shall be entitled to Exchange a Note as set forth above, such Holder shall (1) complete, manually sign and deliver an irrevocable notice to the Parent and Company as set forth in the Form of Notice of Exchange attached to the back of the Note (or a facsimile thereof) (a “Notice of Exchange”) at the Company’s Office and state in writing therein the principal amount of Notes to be exchanged and the name or names (with addresses) in which such Holder wishes the certificate or certificates (or book-entry deposits) for the shares of Parent Common Stock or Parent Warrants to be delivered upon settlement of the Exchange Obligation to be registered, and (2) surrender such Notes, duly endorsed to the Company (and accompanied by appropriate endorsement and transfer documents), provided, however, that so long as the shares of Parent Common Stock are listed for trading on the New York Stock Exchange, if the Exchange Date for any Note Exchange would otherwise be deemed to occur on a record date of a Parent Company Event, or the Ex-Dividend Date with respect thereto if the Ex-Dividend Date occurs prior to the record date, then the Exchange Date for such Note exchange shall instead be deemed to occur on the Business Day immediately following such record date or Ex-Dividend Date, as the case may be. No Notice of Exchange with respect to any Notes may be delivered by a Holder thereof if such Holder has also delivered, pursuant to Article 10 of the Note Purchase Agreement, a Fundamental Change Repurchase Notice or Specified Date Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice or Specified Date Repurchase Notice in accordance with Section 10.10 of the Note Purchase Agreement.
If more than one Note shall be surrendered for Exchange at one time by the same Holder, the Exchange Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.
(b)    Upon receipt by the Parent and the Company of a Notice of Exchange in accordance with Section 5.02(a) and subject to Section 5.06, the Parent shall deliver to the exchanging Holder, in respect of each $1,000 principal amount of Notes being Exchanged, a number of shares of Parent Common Stock equal to the Exchange Rate (or Parent Warrants in accordance with Section 5.06), together with accrued and unpaid interest, if any, to, but not including, the Exchange Date (unless the Exchange Date falls after a Regular Interest Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case interest accrued will be paid on such Interest Payment Date to Holders of record of such Notes on such Regular Interest Record Date and the exchanging Holder (if other than such record Holder) will not be entitled to any separate cash payment for any accrued but unpaid interest on the Exchange Date); provided, however, that, if applicable, in lieu of the Parent delivering any fractional share of Parent Common Stock, in accordance with subsection (i) of this Section 5.02, (or Parent Warrants to purchase shares of Parent Common Stock pursuant to Section 5.06, if applicable) the Company shall make a cash payment, to the Holder. Parent Common Stock, Parent Warrants and cash payments in lieu of fractional shares shall be delivered no later than on the third Business Day immediately following the relevant Exchange Date.
(c)    A Note shall be deemed to have been Exchanged immediately prior to the close of business on the date that the Holder has complied with the requirements set forth in subsection (a) above unless Section 5.06 provides otherwise (the “Exchange Date”). The Parent shall issue or cause to be issued, and deliver to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer for the full number of shares of Parent Common Stock to which such Holder shall be entitled, subject to Section 5.06, in satisfaction of the Exchange Obligation.
(d)    Pursuant to Section 9.08(c) of the Note Purchase Agreement, in case any Note shall be surrendered for partial Exchange, the Company shall execute and deliver to the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unexchanged portion of the surrendered Note, without payment of any service charge by the exchanging Holder but, if required by the Company, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such Exchange being different from the name of the Holder of the old Notes surrendered for such Exchange.
(e)    If a Holder submits a Note for Exchange, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Parent Common Stock or Parent Warrants upon Exchange, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Parent may refuse to deliver the certificates (or book-entry deposits) representing the shares of Parent Common Stock or Parent Warrants being issued in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.
(f)    Except as provided in Section 5.03, no adjustment shall be made for dividends on shares of Parent Common Stock issued upon the Exchange of any Note as provided in this Article 5.
(g)    Accrued and unpaid interest, if any, to, but not including, the relevant Exchange Date shall be paid in full by the Company on the Exchange Date to the Holders on such Exchange Date (unless the Exchange Date falls after a Regular Interest Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case interest accrued will be paid on such Interest Payment Date to Holders of record of such Notes on such Regular Interest Record Date and the exchanging Holder (if other than such record Holder) will not be entitled to any separate cash payment for any accrued but unpaid interest on the Exchange Date).
(h)    The Person in whose name the certificate for the shares of Parent Common Stock delivered upon exchange is registered shall be treated as a stockholder of record as of the close of business on the relevant Exchange Date. Upon an Exchange of Notes (whether settled in Parent Common Stock or Parent Warrants), such Person shall no longer be a Holder of such Notes surrendered for Exchange.
(i)    The Parent shall not issue any fractional share of Parent Common Stock upon exchange of the Notes and the Company shall instead pay cash in lieu of delivering any fractional share of Parent Common Stock issuable upon exchange based on the Last Reported Sale Price of the Parent Common Stock on the relevant Exchange Date.
Section 5.03    Adjustment of Exchange Rate. The Exchange Rate shall be adjusted from time to time by the Parent if any of the following events occurs following the time of Closing.

(a)    If the Parent exclusively issues shares of Parent Common Stock as a dividend or distribution on all shares of the Parent Common Stock, or if the Parent effects a share split or share combination, the Exchange Rate shall be adjusted based on the following formula:
where,

ER0
=    the Exchange Rate in effect immediately prior to the close of the business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

ER1	= the Exchange Rate in effect immediately after the close of business on such Record Date or immediately after the open of business on such Effective Date, as applicable;

OS0
=    the number of shares of Parent Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date, as applicable, before giving effect to such dividend distribution shares split or share combination; and

OS1	= the number of shares of Parent Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this Section 5.03(a) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 5.03(a) is declared but not so paid or made, or any share split or combination of the type described in this Section 5.03(a) is announced but the outstanding shares of Parent Common Stock are not split or combined, as the case may be, the Exchange Rate shall be immediately readjusted, effective as of the date the Parent Board determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Parent Common Stock, as the case may be, to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.
(b)    If the Parent issues to all holders of the Parent Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the date of such issuance, to subscribe for or purchase shares of the Parent Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Parent Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Exchange Rate will be increased based on the following formula:
where,

ER0	= the Exchange Rate in effect immediately prior to the close of business on the Record Date for such issuance;

ER1	= the Exchange Rate in effect immediately after the close of business on such Record Date;

OS0	= the number of shares of Parent Common Stock outstanding immediately prior to the close of business on such Record Date;

X	= the total number of shares of Parent Common Stock issuable pursuant to such rights, options or warrants; and

Y
=    the number of shares of Parent Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Parent Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 5.03(b) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Parent Common Stock are not delivered upon the expiration of such rights, options or warrants, the Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Parent Common Stock actually delivered. If such rights, options or warrants are not so issued, or if such rights, options or warrants are not exercised prior to their expiration, the Exchange Rate shall be decreased to be the Exchange Rate that would then be in effect if such issuance had not occurred.

For purposes of this Section 5.03(b), in determining whether any rights, options or warrants entitle the holders of the Parent Common Stock to subscribe for or purchase shares of the Parent Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Parent Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the Parent Common Stock, there shall be taken into account any consideration received by the Parent for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Parent Board.

(c)    If the Parent distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Parent or rights, options or warrants to acquire its Capital Stock or other securities, to all holders of the Parent Common Stock, excluding: (i) dividends or distributions, rights, options or warrants as to which an adjustment was effected pursuant to Section 5.03(a) or Section 5.03(b) hereof; (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 5.03(d) hereof; and (iii) Spin-Offs as to which the provisions set forth below in this Section 5.03(c) shall apply; (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Parent, the “Distributed Property”), then the Exchange Rate shall be increased based on the following formula:

where,

ER0	= the Exchange Rate in effect immediately prior to the close of business on the Record Date for such distribution;

ER1	= the Exchange Rate in effect immediately after the close of business on such Record Date;

SP0
=    the average of the Last Reported Sale Prices of the Parent Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	= the fair market value (as determined by the Parent Board) of the Distributed Property with respect to each outstanding share of the Parent Common Stock on the Record Date for such distribution.
Any increase made under the portion of this Section 5.03(c) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall be entitled to receive at the time of Exchange of the Notes pursuant to Sections 2.01 and 5.02 hereof, in respect of each $1,000 principal amount thereof, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Parent Common Stock equal to the Exchange Rate in effect on the Record Date for the distribution. If the Parent Board determines the “FMV” (as defined above) of any distribution for purposes of this Section 5.03(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Parent Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.
With respect to an adjustment pursuant to this Section 5.03(c) where there has been a payment of a dividend or other distribution on the Parent Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit or investment of the Parent that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Exchange Rate will be increased based on the following formula:
where,

ER0	= the Exchange Rate in effect immediately prior to the end of the Valuation Period (as defined below);

ER1	= the Exchange Rate in effect immediately after the end of the Valuation Period;

FMV0
=    the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Parent Common Stock applicable to one share of the Parent Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Parent Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	= the average of the Last Reported Sale Prices of the Parent Common Stock over the Valuation Period.
The adjustment to the Exchange Rate under the preceding paragraph shall occur on the last Trading Day of the Valuation Period; provided that in respect of any Exchange of Notes during the Valuation Period, references in the portion of this Section 5.03(c) related to Spin-Offs with respect to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Exchange Date in determining the Exchange Rate.
For purposes of this Section 5.03(c) (and subject in all respect to Section 5.05), rights, options or warrants distributed by the Parent to all holders of the Parent Common Stock entitling them to subscribe for or purchase shares of the Parent’s Capital Stock, including Parent Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Parent Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Parent Common Stock, shall be deemed not to have been distributed for purposes of this Section 5.03(c) (and no adjustment to the Exchange Rate under this Section 5.03(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exchange Rate shall be made under this Section 5.03(c). If any such right, option or warrant is subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exchange Rate under this Section 5.03(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Exchange Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Exchange Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Parent Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Parent Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Exchange Rate shall be readjusted as if such rights, options and warrants had not been issued.
For purposes of Section 5.03(a), Section 5.03(b) and this Section 5.03(c), if any dividend or distribution to which this Section 5.03(c) is applicable also includes one or both of:

(D)    a dividend or distribution of shares of Parent Common Stock to which Section 5.03(a) is applicable (the “Clause A Distribution”); or
(E)    a dividend or distribution of rights, options or warrants to which Section 5.03(b) is applicable (the “Clause B Distribution”), then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 5.03(c) is applicable (the “Clause C Distribution”) and any Exchange Rate adjustment required by this Section 5.03(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Exchange Rate adjustment required by Section 5.03(a) and Section 5.03(b) with respect thereto shall then be made, except that, if determined by the Parent (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Parent Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on such Record Date or immediately after the open of business on such Effective Date, as applicable” within the meaning of Section 5.03(a) or “outstanding immediately prior to the close of business on such Record Date” within the meaning of Section 5.03(b).
(d)    If any cash dividend or distribution is made to all holders of the Parent Common Stock, the Exchange Rate shall be adjusted based on the following formula:
where,

ER0	= the Exchange Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

ER1	= the Exchange Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0	= the Last Reported Sale Price of the Parent Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	= the amount in cash per share the Parent distributes to all holders of the Parent Common Stock.
Any increase pursuant to this Section 5.03(d) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Exchange Rate shall be decreased, effective as of the date the Parent Board determines not to make or pay such dividend or distribution, to be the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall be entitled to receive, only at the time of the Exchange, for each $1,000 principal amount of Notes, the amount of cash that such Holder would have received if such Holder owned a number of shares of Parent Common Stock equal to the Exchange Rate on the Record Date for such cash dividend or distribution.
(e)    If the Parent or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Parent Common Stock, or otherwise acquires Common Stock (except (i) any purchases of Parent Common Stock made pursuant to the “Excess Shares” provisions of the Parent’s Certificate of Incorporation or otherwise necessary (in the Board of Director’s good faith judgment) to ensure compliance with the Jones Act, (ii) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms determined in good faith by the Board of Directors or (iii) pursuant to a block trade with a single holder or group of affiliated holders (provided that, in the case of clause (iii), only if the consideration per share of the Common Stock in the block trade exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day prior to consummation of such block trade by 7.5% or less)) to the extent that the cash and value of any other consideration included in the payment per share of the Parent Common Stock exceeds the average of the Last Reported Sale Prices of the Parent Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Exchange Rate shall be increased based on the following formula:
where,

ER0
=     the Exchange Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

ER1
=    the Exchange Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	= the aggregate value of all cash and any other consideration (as determined by the Parent Board) paid or payable for shares of Parent Common Stock purchased in such tender or exchange offer;

OS0
=    the number of shares of Parent Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase or exchange of all shares of Parent Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1
=    the number of shares of Parent Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of all shares of Parent Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1
=    the average of the Last Reported Sale Prices of the Parent Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Exchange Rate under this Section 5.03(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any Exchange of Notes within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires, references in this Section 5.03(e) with respect to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Exchange Date in determining the Exchange Rate.
(f)    [Reserved].
(g)    Except as stated herein, the Parent shall not adjust the Exchange Rate for the issuance of shares of the Parent Common Stock or any securities convertible into or exchangeable for shares of the Parent Common Stock or the right to purchase shares of the Parent Common Stock or such convertible or exchangeable securities. If, however, the application of the formulas in Sections 5.03(a) through (e) hereof would result in a decrease in the Exchange Rate, then, except to the extent of any readjustment to the Exchange Rate, no adjustment to the Exchange Rate will be made (other than as a result of a reverse share split, share combination or similar transaction).
(h)    In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 5.03, and to the extent permitted by applicable law and the applicable rules of any exchange on which any of the Parent’s securities are then listed, the Parent from time to time may increase the Exchange Rate by any amount for a period of at least 20 Business Days if the Parent Board determines that such increase would be in the Parent’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Parent’s securities are then listed, the Parent may (but is not required to) increase the Exchange Rate to avoid or diminish any income tax to holders of Parent Common Stock or rights to purchase Parent Common Stock in connection with a dividend or distribution of shares of Parent Common Stock (or rights to acquire shares of Parent Common Stock) or similar event. Whenever the Exchange Rate is increased pursuant to either of the preceding two sentences, the Parent shall mail or transmit to the Company and to the Holder of each Note at its last address appearing on the Note Register a notice of the increase at least 15 days prior to the date the increased Exchange Rate takes effect, and such notice shall state the increased Exchange Rate and the period during which it will be in effect.
(i)    Notwithstanding anything to the contrary in this Article 5, the Exchange Rate shall not be adjusted:
(i)    upon the issuance of any shares of Parent Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or a stockholders rights plan (other than if such stockholder rights plan is triggered) or assumed by the Parent Company or any of the Parent’s Subsidiaries;
(ii)    upon the issuance of any shares of the Parent Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued;
(iii)    upon the repurchase of shares of Parent Common Stock pursuant to (x) any purchases of Parent Common Stock made pursuant to the “Excess Shares” provisions of the Parent’s Certificate of Incorporation or otherwise necessary (in the Board of Director’s good faith judgment) to ensure compliance with the Jones Act, (y) an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms determined in good faith by the Board of Directors or (z) pursuant to a block trade with a single holder or group of affiliated holders and not otherwise described in Section 5.03(e) (provided that, in the case of clause (z), only if the consideration per share of the Common Stock in the block trade exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day prior to consummation of such block trade by 7.5% or less);
(iv)    solely for a change in the par value of the Parent Common Stock; or
(v)    for accrued and unpaid interest on the Notes, if any.
(j)    The Parent shall not be required to make an adjustment pursuant to clause (a), (b), (c), (d) or (e) of this Section 5.03 unless such adjustment would result in a change of at least 1% of the then effective Exchange Rate. However, the Parent shall carry forward any adjustment that the Parent would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made with respect to the Notes (i) in connection with any subsequent adjustment to the Exchange Rate of at least 1% of the Exchange Rate (when such carried-forward adjustments are taken into account) and (ii) on the Exchange Date for any Notes. All calculations and other determinations under this Article 5 shall be made by the Parent and shall be made to the nearest one-ten thousandth (1/10,000th) of a share, rounding any additional decimal places up or down in a commercially reasonable manner.
(k)    Whenever the Exchange Rate is adjusted as herein provided, the Parent shall prepare a notice of such adjustment of the Exchange Rate setting forth the adjusted Exchange Rate and the date on which each adjustment becomes effective and shall mail or transmit such notice of such adjustment of the Exchange Rate to the Company and to each Holder at its last address appearing on the Note Register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(l)    For purposes of this Section 5.03, the number of shares of Parent Common Stock at any time outstanding shall not include shares of Parent Common Stock held in the treasury of the Parent so long as the Parent does not pay any dividend or make any distribution on shares of Parent Common Stock held in the treasury of the Parent, but shall include shares of Parent Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Parent Common Stock.
(m)    Whenever any provision of this Agreement requires the Parent to calculate the Last Reported Sale Prices over a span of multiple days, the Parent shall make appropriate adjustments to each to account for any adjustment to the Exchange Rate that becomes effective, or any event requiring an adjustment to the Exchange Rate where the Ex-Dividend Date of the event occurs at any time during the period when the Last Reported Sale Prices are to be calculated.
(n)    Prior to the Company Spin-Off, the Parent shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Parent Common Stock to provide for exchange of the Notes from time to time as such Notes are presented for exchange.
Section 5.04    Effect of Recapitalizations, Reclassifications and Changes of the Parent Common Stock.
(a)    In the case of:
(i)    any recapitalization, reclassification or change of the Parent Common Stock (other than changes resulting from a subdivision or combination),
(ii)    any consolidation, merger or combination involving the Parent,
(iii)    any sale, lease or other transfer to a third-party of all or substantially all of the consolidated assets of the Parent and the Parent’s Subsidiaries or
(iv)    any statutory share exchange,
in each case, as a result of which the Parent Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to Exchange each $1,000 principal amount of Notes shall be changed into a right to Exchange such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Parent Common Stock equal to the Exchange Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Parent Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Parent or the successor or purchasing Person, as the case may be, shall execute an amendment to this Agreement and an amendment to the Note Purchase Agreement permitted under Section 11.03 thereof providing for such change in the right to Exchange each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event the number of shares of Parent Common Stock otherwise deliverable upon Exchange of the Notes in accordance with Section 5.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Parent Common Stock would have received in such Merger Event.
For the avoidance of doubt, the Company Spin-Off will not be considered a Merger Event.
If the Merger Event causes the Parent Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be exchangeable shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Parent Common Stock that affirmatively make such an election or (y) if no holders of Parent Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Parent Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Parent Common Stock. The Parent shall notify the Company and Holders of such weighted average as soon as practicable after such determination is made.
Such amendment to this Agreement and amendment to the Note Purchase Agreement described in the second immediately preceding paragraph entered into in connection with any Merger Event shall provide that, following such Merger Event, references to the Parent Common Stock set forth in Section 5.03 shall be replaced with references to any common equity securities included in the Reference Property, except that the relevant adjustment shall be applied to the number of such common equity securities included in one unit of Reference Property rather than to the Conversion Rate. The Company may also make such other technical changes to the terms of the Notes that the Company reasonably determines to be necessary or advisable on account of such Merger Event.
In addition, at least 20 Scheduled Trading Days before any Merger Event, the Parent shall give notice to Holders of such Merger Event, or, if the Parent has not publicly announced such Merger Event at such time, as promptly as practicable after publicly announcing such Merger Event. In any such notice, the Parent shall also specify the composition of the unit of Reference Property for such Merger Event, or, if the Parent has not determined the composition of such unit of Reference Property at such time, the Parent will provide an additional written notice to Holders that states the composition of such unit of Reference Property as promptly as practicable after determining its composition.
(b)    When the Parent executes an amendment to this Agreement pursuant to subsection (a) of this Section 5.04, the Parent shall promptly mail or transmit to the Company and to Holders a notice briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. The Parent shall cause notice of the execution of such amendment to this Agreement to be mailed or transmitted to each Holder, at its address appearing on the Note Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such amendment to this Agreement.
(c)    None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into shares of Common Stock as set forth in Section 9.01 and Section 9.02 of the Note

Purchase Agreement prior to the effective date of such Merger Event to the extent then permitted thereunder.
(d)    The above provisions of this Section 5.04 shall similarly apply to successive Merger Events.
(e)    Upon the occurrence of a Merger Event where the result is that the Company is no longer a Subsidiary of the Parent, a Holder’s right to exchange its Note into Parent Common Stock pursuant to this Agreement will terminate automatically.
Section 5.05    Stockholder Rights Plans. If the Parent has a stockholder rights plan in effect upon exchange of the Notes, each share of Parent Common Stock issued upon such exchange shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Parent Common Stock issued upon such exchange shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any Exchange of Notes, the rights have separated from the shares of Parent Common Stock in accordance with the provisions of the applicable stockholder rights plan so that the Holders would not be entitled to receive any rights in respect of Parent Common Stock issuable upon exchange of the Notes, the Exchange Rate shall be adjusted at the time of separation as if the Parent distributed to all or substantially all holders of the Parent Common Stock Distributed Property as provided in Section 5.03(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.
Section 5.06    Jones Act Restrictions on Exchanges. Notwithstanding the other provisions of this Agreement, in order to facilitate the Parent’s compliance with the provisions of the Jones Act with regard to its operation of vessels in the U.S. Coastwise Trade and with certain contractual obligations of the Parent with the United States government:
(a)    In connection with the Exchange of any Notes, the Holder (or, if not the Holder, the Person that the Holder has designated to receive shares of Parent Common Stock issuable upon the Exchange of the Notes) shall advise the Parent whether or not it satisfies the requirements to be a U.S. Citizen. If such Holder or Person advises the Parent that it satisfies the requirements to be a U.S. Citizen, the Parent may require a Holder (or, if not the Holder, the Person that the Holder has designated to receive shares of Parent Common Stock issuable upon Exchange of the Notes) to provide it with such documents and other information as it may reasonably request to establish to the Parent’s reasonable satisfaction that such Holder and/or Person is a U.S. Citizen for purposes of Jones Act compliance.
(b)    No Holder who cannot establish to the Parent’s reasonable satisfaction that it (or, if not the Holder, the Person that the Holder has designated to receive shares of Parent Common Stock issuable upon Exchange of the Notes) is a U.S. Citizen shall receive shares of Parent Common Stock, if any, issuable upon Exchange of the Notes to the extent the receipt of such shares would cause such Holder and/or any Person whose ownership position would be aggregated with that of such Holder and/or Person to exceed 4.9% of the aggregate number of shares of Parent Common Stock outstanding at such time.
(c)    No Holder who cannot establish to the Parent’s reasonable satisfaction that it (or, if not the Holder, the Person that the Holder has designated to receive shares of Parent Common Stock issuable upon Exchange of the Notes) is a U.S. Citizen shall receive shares of Parent Common Stock, if any, issuable upon Exchange of the Notes to the extent such shares would constitute “Excess Shares” (as defined in the Parent’s certificate of incorporation) if they were issued, which shall be determined by the Parent in its reasonable discretion at the time of any proposed Exchange of the Notes.

(d)    Any sale, transfer or other disposition of the right to receive shares of Parent Common Stock issuable upon Exchange of the Notes by any Holder that is a Non-U.S. Citizen to a Person who is a U.S. Citizen must be a complete transfer of such Holder’s interests to such Person in the shares of Parent Common Stock issuable upon Exchange of the Notes with no ability to direct or control such Person. The foregoing restriction shall also apply to any Person that the Holder has designated to receive the shares of Parent Common Stock issuable upon Exchange of the Notes.
(e)    If any delivery of shares of Parent Common Stock owed to a Holder is not made, in whole or in part, as a result of the limitation in Sections 5.06(b) and (c) (such undelivered shares, the “Undelivered Shares”), such Holder shall receive Parent Warrants entitling such Holder to purchase a number of shares of Parent Common Stock equal to the number of Undelivered Shares. In connection with an Exchange, upon delivery of the Parent Common Stock that is permitted to be delivered after giving effect to the limitations in this Section 5.06, if any, together with Parent Warrants in respect of Undelivered Shares, the Parent’s and Company’s obligation to deliver shares of Parent Common Stock upon Exchange shall be extinguished, and the Company and Parent will be deemed to have complied with and satisfied all of their Exchange Obligations.
Section 5.07    Certain Covenants.
(a)    To the extent necessary to satisfy its obligations under this Agreement, prior to issuing any shares of Parent Common Stock, the Parent will reserve out of its authorized but unissued shares of Parent Common Stock or Parent Common Stock held in treasury a sufficient number of shares of Parent Common Stock to permit the exchange of the Notes.
(b)    The Parent covenants that all shares of Parent Common Stock that may be issued upon exchange of Notes shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any tax, lien or charge (other than those created by the Holder or due to a change in registered owner). The Parent shall list or cause to have quoted any shares of Parent Common Stock to be issued upon exchange of Notes on each national securities exchange or over-the-counter or other domestic market on which the Parent Common Stock is then listed or quoted.
(c)    The Parent shall not enter into any transaction, or take any other action, that would require an increase of the Exchange Rate (whether under Sections 5.03(a) through 5.03(e)) that would result, in the aggregate, in the Notes becoming exchangeable into a number of shares of Parent Common Stock in excess of any limitations imposed by the continued listing standards of the over-the-counter or other domestic market on which the Parent Common Stock is then listed or quoted, without complying, if applicable, with the shareholder approval rules contained in such listing standards.
Section 5.08    Notice to Holders.
(a)    The Parent shall deliver written notices of the events specified below at the times specified below and containing the information specified below unless, in each case, (i) pursuant to this Agreement, the Parent is already required to deliver notice of such event containing at least the information specified below at an earlier time or (ii) the Parent, at the time it is required to deliver a notice, does not have knowledge of all of the information required to be included in such notice, in which case, the Parent shall (A) deliver notice at such time containing only the information that it has knowledge of at such time (if it has knowledge of any such information at such time), and (B) promptly upon obtaining knowledge of any such information not already included in a notice delivered by the Parent, deliver notice to each Holder containing such information. In each case, the failure by the Parent to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(b)    If the Parent (A) announces any issuance of any rights, options or warrants that would require an adjustment in the Exchange Rate pursuant to Section 5.03(b) hereof; (B) authorizes any distribution that would require an adjustment in the Exchange Rate pursuant to Section 5.03(c) hereof (including any separation of rights from the Parent Common Stock); or (C) announces any dividend or distribution that would require an adjustment in the Exchange Rate pursuant to Section 5.03(d) hereof, then the Parent shall deliver to the Holders, as promptly as practicable after the holders of the Parent Common Stock are notified of such event, notice describing such issuance, distribution, dividend or distribution, as the case may be, and stating the expected Ex-Dividend Date and record date for such issuance, distribution, dividend or distribution, as the case may be. In addition, the Parent shall deliver to the Holders written notice if the consideration included in such issuance, distribution, dividend or distribution, or the Ex-Dividend Date or record date of such issuance, distribution, dividend or distribution, as the case may be, changes.
(c)    If the Parent announces any tender or exchange offer that could require an adjustment in the Exchange Rate pursuant to Section 5.03(e) hereof, the Parent shall deliver to the Holders on the day it announces such tender or exchange offer, and, if the Parent is required to file with the Commission a Schedule TO in connection with such tender or exchange offer, an additional written notice (i)  when the Parent first files such Schedule TO, which notice shall include the address at which such Schedule TO is available on the Commission’s EDGAR system (or any successor thereto), and (ii) when the Parent files an amendment to such Schedule TO, which notice shall include the address at which such amendment is available on the Commission’s EDGAR system (or any successor thereto).
(d)    If the Parent increases the Exchange Rate pursuant to Section 5.03(h), the Parent shall deliver notice to the Holders at least 15 calendar days prior to the date on which such increase will become effective, which notice shall state the date on which such increase will become effective and the amount by which the Exchange Rate will be increased.
(e)    If there is a voluntary or involuntary dissolution, liquidation or winding-up of the Parent, the Parent shall deliver notice to the Holders at promptly as possible, but in any event at least 60 Scheduled Trading Days prior to the earlier of (i) the date on which such dissolution, liquidation or winding-up, as the case may be, is expected to become effective or occur, and (ii) the date as of which it is expected that holders of Parent Common Stock of record shall be entitled to exchange their Parent Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be, which notice shall state the expected effective date and record date for such event, as applicable, and the amount and kind of property that a holder of one share of the Parent Common Stock is expected to be entitled, or may elect, to receive in such event. The Parent shall deliver an additional written notice to Holders, as promptly as practicable, whenever the expected effective date or record date, as applicable, or the amount and kind of property that a holder of one share of the Parent Common Stock is expect to be entitled to receive in such event, changes.
Section 5.09     Holder Not Deemed a Stockholder. In each case, except as otherwise specifically provided herein, the Holders shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Parent for any purpose, nor shall anything contained in this Agreement or any Note be construed to confer upon any Holder, as such, any of the rights of a stockholder of the Parent or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

ARTICLE VI
Amendment and Supplement
Section 6.01    Ability to Amend or Supplement. This Agreement may be amended only pursuant to Section 11.03 of the Note Purchase Agreement.
Section 6.02    Notice of Amendment or Supplement. After an amendment or supplement under this Article 6 becomes effective, the Company or the Parent shall provide to the Holders a written notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.
ARTICLE VII
Miscellaneous
Section 7.01    Notices. Any notice or demand that by any provision of this Agreement is required or permitted to be given or served by the Holders on the Company or Parent shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company) to SEACOR Marine Holdings Inc., at the Company’s Office, or SEACOR Holdings Inc., at the Parent’s Office, as applicable, or sent electronically in pdf format.
Each of the Company and the Parent agree to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods. Neither the Company nor the Parent shall be liable for any losses, costs or expenses arising directly or indirectly from the Company’s or Parent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.
Any notice or communication mailed to a Holder shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed.
Failure to mail or transmit a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or transmitted in the manner provided above, it is duly given, whether or not the addressee receives it.
Section 7.02    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; provided that the neither the Company nor the Parent shall assign its rights or obligations hereunder without the prior written consent of the Holders of a majority in aggregate principal amount of the Notes.
Section 7.03    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures sent by facsimile or as an electronic copy (including in pdf. format) shall constitute originals.
Section 7.04    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.05    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b)) BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 7.06    Entire Agreement. This Agreement, the Note Purchase Agreement, the Parent Registration Rights Agreement and the Parent Warrants are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the Note Purchase Agreement, the Parent Registration Rights Agreement and the Parent Warrants supersede all prior agreements and understandings between the parties with respect to such subject matter. Nothing in any of the this Agreement, the Note Purchase Agreement, the Parent Registration Rights Agreement, the Parent Warrant Agreement or the Parent Warrants shall confer upon any other Person other than the parties hereto any right, remedy or claim under this Agreement.
Section 7.07    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of each Purchaser’s rights and privileges shall be enforceable to the fullest extent permitted by law.
Section 7.08    Submission to Jurisdiction; Waiver of Service and Venue.
(a)    Each of the parties hereto, and each subsequent Holder of a Note by its acceptance of such Note, irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the U.S. District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other document, instrument or agreement executed or delivered in connection herewith or therewith, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto, and each subsequent Holder of a Note by its acceptance of such Note, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other document, instrument or agreement executed or delivered in connection herewith or therewith shall affect any right that any of the parties hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other document, instrument or agreement executed or delivered in connection herewith or therewith against the Parent or any of its Subsidiaries or any of their respective properties and the property of such Subsidiaries in the courts of any jurisdiction.
(b)    Each of the parties hereto, and each subsequent Holder of a Note by its acceptance of such Note, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other document, instrument or agreement executed or delivered in connection herewith in any court referred to in this Section 7.08. Each of the parties hereto, and each subsequent Holder of a Note by its acceptance of such Note, hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement, the Notes or any other document, instrument or agreement executed or delivered in connection herewith or therewith will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 7.09    Waiver of Jury Trial. EACH PARTY HERETO, AND EACH SUBSEQUENT HOLDER OF A NOTE BY ITS ACCEPTANCE OF SUCH NOTE, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHER THEORY. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 7.10    Termination. This Agreement and all obligations of the Parent and the Company hereunder shall terminate with immediate effect upon the earlier of (i) the Exchange of all Notes, (ii) the date on which no Notes remain outstanding and (iii) the consummation of the Company Spin-Off.
Section 7.11    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 7.12    Effectiveness. This Agreement shall become effective when it shall have been executed by the Company, the Parent (and, with respect to each Person that becomes a party hereunder following the Closing Date, on the date such person enters into an amendment to this Agreement and joins this Agreement) and the Purchasers and thereafter shall be binding upon and inure to the benefit the Company and each Purchaser and their respective permitted successors and assigns, subject to Section 7.02 hereof.
Section 7.13    Attachments. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
Section 7.14    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Operative Documents or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
SEACOR MARINE HOLDINGS INC.,
as Company

By:
Name:
Title:
SEACOR HOLDINGS INC.,
as Parent

By:
Name:
Title:
CEOF II DE I AIV, L.P.,
as Purchaser
By:
Name:
Title:

CEOF II COINVESTMENT (DE), L.P.,
as Purchaser
By:
Name:
Title:

CEOF II COINVESTMENT B (DE), L.P.,
as Purchaser
By:
Name:
Title:

Exhibit A
Form of Parent Warrant